Free Writing Prospectus dated October 16, 2023 Relating to Preliminary Pricing Supplement MSELN558-SX5E-P,
dated October 16, 2023; Registration Statement No. 333-259205; Filed pursuant to Rule 433

Royal Bank of Canada
PLUS Based on the Performance of the EURO STOXX 50® Index due February 5, 2025
Principal at Risk Securities
This document provides a summary of the terms of the PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Underlying index:	EURO STOXX 50® Index (“SX5E”)
Stated principal amount:	$1,000 per PLUS
Issue price:	$1,000 per PLUS
Pricing date:	October 31, 2023
Original issue date:	November 3, 2023 (3 business days after the pricing date)
Valuation date:	January 31, 2025, subject to adjustment for non-trading days and certain market disruption events
Maturity date:	February 5, 2025
Payment at maturity per PLUS[1]:
If the final index level is greater than or equal to the initial index level:
 $1,000 + $1,000 × leverage factor × underlying index return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index level is less than the initial index level:
$1,000 + $1,000 × underlying index return
Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000. You will lose some or all of the principal amount if the final index level is less than the initial index level.

Underlying index return:	(final index level – initial index level) / initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Leverage factor:	300%
Maximum payment at maturity:	$1,239.00 per PLUS (123.90% of the stated principal amount)
CUSIP/ISIN:	78016NV79 / US78016NV796
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036123048257/ef20012528_fwp.htm
 Hypothetical Payout at Maturity1

Change in Underlying Index	Return on PLUS
+50.0000%	23.90%
+40.0000%	23.90%
+30.0000%	23.90%
+20.0000%	23.90%
+10.0000%	23.90%
+7.0000%	23.90%
+7.9667%	23.90%
+5.0000%	15.00%
+2.0000%	6.00%
0.0000%	0.00%
-10.0000%	-10.00%
-20.0000%	-20.00%
-30.0000%	-30.00%
-40.0000%	-40.00%
-50.0000%	-50.00%
-60.0000%	-60.00%
-80.0000%	-80.00%
-100.0000%	-100.000%
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

1 All payments are subject to our credit risk

Underlying Index
For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.
Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the PLUS
•	The PLUS do not pay interest or guarantee return of principal.
•	The appreciation potential of the PLUS is limited by the maximum payment at maturity.
•	The PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.
•	The amount payable on the PLUS is not linked to the level of the underlying index at any time other than the valuation date.
•	Investing in the PLUS is not equivalent to investing in the underlying index.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the PLUS.
•	Significant aspects of the tax treatment of the PLUS are uncertain.
Risks Relating to the Initial Estimated Value of the PLUS
•	The initial estimated value of the PLUS, which is expected to be between $922.30 and $972.30 per security, is less than the price to the public.
•	Our initial estimated value of the PLUS is an estimate only, calculated at the time the terms of the PLUS are set.
Risks Relating to the Secondary Market for the PLUS
•	The market price of the PLUS will be influenced by many unpredictable factors.
•	The PLUS will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Underlying Index
•	An investment in the PLUS is subject to risks relating to non-U.S. securities markets.
•	The PLUS will not be adjusted for changes in exchange rates.
•	Adjustments to the underlying index could adversely affect the value of the PLUS.
•	We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor.
•	Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the PLUS.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the PLUS.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the PLUS, and you should consult your tax adviser.